Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SemiLEDs Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-171107 and 333-197417) on Form S-8 of SemiLEDs Corporation of our report dated November 21, 2016, with respect to the consolidated balance sheets of SemiLEDs Corporation and subsidiaries as of August 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the years then ended, and the related consolidated financial statement schedule for the years ended August 31, 2016 and 2015, which reports appear in the August 31, 2016 annual report on Form 10-K of SemiLEDs Corporation. Our report dated November 21, 2016 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has not generated sufficient net cash flows from operating activities and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG

Taipei, Taiwan (the Republic of China)

November 21, 2016